Exhibit 10.4 Trinseo S.A. 4, rue Lou Hemmer L-1748 Luxembourg – Findel Grand Duchy of Luxembourg

March 1, 2016

Mr. Martin Pugh

Dear Mr. Pugh:

RE: Definition of Retirement for Purposes of Equity Awards under 2014 Omnibus Incentive Plan (the "Plan")

This letter confirms that the following definition of "Retirement" is applicable to all Stock Options granted to you under the Plan to date and in the future unless otherwise notified, in addition to the definition set forth in the Non-Statutory Stock Option Agreement:

"Retirement" also means a termination of Employment on or after March 1, 2017 if the Optionee's current employment agreement expires without renewal on March 1, 2017.

This letter confirms that the following definition of "Retirement" is applicable to all Restricted Stock Units granted to you under the Plan to date and in the future unless otherwise notified, in addition to the definition set forth in the Restricted Stock Unit Agreement:

"Retirement" also means a termination of Employment on or after March 1, 2017 if the Grantee's current employment agreement expires without renewal on March 1, 2017.

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Trinseo S.A.

By:	/s/ Christopher D. Pappas

Name:	Christopher D. Pappas

Title:	President and Chief Executive Officer